The Index to Exhibits is on Page II-6 of this document.

      As filed with the Securities and Exchange Commission on June 28, 1999
                                               Registration No. 333- __________
 ===============================================================================
                        SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM S-8
                             REGISTRATION STATEMENT
                                     Under
                           The Securities Act of 1933
                      -------------------------------------
                                   ZILOG, INC.
              (Exact name of issuer as specified in its charter)

          Delaware                                       13-3092996
---------------------                    -----------------------------------
(State of Incorporation)                 (I.R.S. Employer Identification No.)


                           910 East Hamilton Avenue
                         Campbell, California  95008
                              (408) 558-8500
  (Address and Telephone Number of Registrant's Principal Executive Offices)
                             --------------------

                       1998 Long Term Stock Incentive Plan
                       1998 Executive Officer Incentive Plan
                           (Full Title of the Plans)


                                 Curtis J. Crawford
                      President and Chief Executive Officer
                                      Zilog, Inc.
                               910 East Hamilton Avenue
                                 Campbell, CA  95008
                                  (408) 558-8500
 (Name, Address and Telephone Number, Including Area Code, of Agent For Service)

                                       Copies to:

                              Dennis R. DeBroeck, Esq.
                              Andrew J. Schultheis, Esq.
                                  Fenwick & West LLP
                                 Two Palo Alto Square
                                 Palo Alto, CA  94306

                         CALCULATION OF REGISTRATION FEE
==============================================================================

                                       Proposed      Proposed
                                        Maximum       Maximum
       Title of           Amount       Offering      Aggregate      Amount of
    Securities to          to be       Price Per     Offering      Registration
    be Registered       Registered       Share         Price           Fee
---------------------- -------------   ---------   -------------   -----------
Common Stock, $0.01
  par value..........       854,930 (1)   $2.50 (2)  $2,137,325 (2)      $600

Common Stock, $0.01
  par value..........     6,945,070 (3)   $2.86 (4) $19,862,675 (4)    $5,550

==============================================================================

(1) Shares available for grant as of June 25, 1999 under the 1998 Long Term Stock Incentive Plan and the 1998 Executive Officer Incentive Plan.

(2) Estimated as of June 25, 1999 pursuant to Rule 457(a) solely for the purpose of calculating the registration fee.

(3)  Shares subject to outstanding options granted under the 1998
     Long Term Stock Incentive Plan and the 1998 Executive Officer
     Incentive Plan.

(4) Represents weighted average per share exercise price for such outstanding options pursuant to Rule 457(h)(1).


                                     ZILOG, INC.
                        REGISTRATION STATEMENT ON FORM S-8
                                       PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

        The Registrant's Annual Report on Form 10-K for the year ended December 31, 1998, as filed with the Securities and Exchange Commission (the "Commission") is incorporated herein by reference.

        The Registrant's Quarterly Report on Form 10-Q for the quarter ended April 4, 1999, as filed with the Commission is incorporated herein by reference.

        All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment which indicates that all securities registered hereby have been sold or which deregisters all securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of the filing of such documents.

Item 4.  Description of Securities.

Authorized Capital Stock

        The authorized capital stock of Zilog consists of 70,000,000 shares of Common Stock, par value $0.01 per share, 30,000,000 shares of Class A Non-Voting Common Stock, par value $0.01 per share and 5,000,000 shares of Preferred Stock, par value $100.00 per share.

Common Stock

        Holders of Common Stock are entitled to one vote per share on all matters submitted to a vote of stockholders. Approval of matters brought before the stockholders will require the affirmative vote of a majority of the holders of the outstanding shares of Common Stock, except as otherwise required by the General Corporation Law of the State of Delaware (the "DGCL").

        Subject to the rights of holders of Preferred Stock and other classes and/or series of preferred stock, if any, all shares of Common Stock are entitled to share in such dividends as the Board of Directors may from time to time declare from sources legally available therefor. Subject to the rights of creditors and holders of Preferred Stock and other classes and/or series of preferred stock, if any, holders of Common Stock are entitled to share ratably in a distribution of assets of the registrant upon any liquidation, dissolution or winding up of the registrant.

Preferred Stock

        There are currently 250,000 shares of Series A Cumulative Preferred Stock outstanding. Under the Registrant's Restated Certificate of Incorporation, the Board of Directors has the authority to issue, from time to time, by resolution and without any action by stockholders, up to 5,000,000 shares of preferred stock, par value $100.00 per share, in one or more classes and/or series and may establish the powers, designations, preferences, rights and qualifications, limitations or restrictions
(which may differ with respect to each such class and/or series) of such class and/or series. The Series A Cumulative Preferred Stock is a non-voting, 13.5% pay-in-kind preferred stock with a stated value of $100.00 per share.

        The Series A Cumulative Preferred Stock accumulates dividends at the rate of 13.5% per annum (payable quarterly) for periods ending on or prior to the anniversary of the effective date of the merger in which TPG Zeus Acquisition Corporation, a Delaware corporation merged with and into the Registrant, with the Registrant continuing as the surviving corporation (the "Effective Time") in 2008, and 15.5% per annum thereafter. Dividends will be payable, at the election of the Board of Directors but subject to availability of funds and the terms of the Registrant's senior secured Financing Agreement between the CIT Group/Business Credit, Inc. and the Registrant dated July 30, 1998 (the "Credit Facility"), in cash or in kind through a corresponding increase in the liquidation preference (as described below) of the Series A Cumulative Preferred Stock. The Series A Cumulative Preferred Stock has an initial liquidation preference of $100.00 per share.

        To the extent that a quarterly dividend payment in respect of a share of Series A Cumulative Preferred Stock is not made in cash when due, the amount of such unpaid dividend will accumulate (whether or not declared by the Board of Directors) through an increase in the liquidation preference of such share of Series A Cumulative Preferred Stock equal to the amount of such unpaid dividend, and compounding dividends will accumulate on all such accumulated and unpaid dividends. The liquidation preference will be reduced to the extent that previously accumulated dividends are thereafter paid in cash. The Registrant is required on the anniversary of the Effective Time in 2008 to pay in cash all accumulated dividends that have been applied to increase the liquidation preference (the "Clean-Down").

        Shares of Series A Cumulative Preferred Stock may be redeemed at the option of the Issuer, in whole or in part, at the redemption prices ranging from 105%, if redeemed prior to the six-month anniversary of the Effective Time in 1998, to 100%, if redeemed after the six-month anniversary of the Effective Time in 2003, in each case of the sum of (i) the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus (ii) accrued and unpaid dividends thereon to the date of redemption. Optional redemption of the Series A Cumulative Preferred Stock will be subject to, and expressly conditioned upon, certain limitations under the Credit Facility.

        In certain circumstances, including the occurrence of a change of control of the Issuer, but again subject to certain limitations under the Credit Facility, the Issuer may be required to repurchase shares of Series A Cumulative Preferred Stock at 101% of the sum of the liquidation preference thereof, increased to the extent that accumulated dividends thereon shall not have been paid in cash, plus accumulated and unpaid dividends to the repurchase date.

        Holders of Series A Cumulative Preferred Stock do not have any voting rights with respect thereto, except for (i) such rights as are provided under the DGCL, (ii) the right to elect, as a class, one director of the Issuer in the event that the Issuer fails to comply with its Clean-Down or repurchase obligations and (iii) class voting rights with respect to transactions adversely affecting the rights, preferences or powers of the Series A Cumulative Preferred Stock and certain transactions involving stock that ranks junior in payment of dividends, or upon liquidation, to the Series A Cumulative Preferred Stock.

Item 5.  Interests of Named Experts and Counsel.

        Not applicable.

Item 6.  Indemnification of Directors and Officers and Limitation of
Liability.

Section 145 of the Delaware General Corporation Law ("DGCL") permits Zilog's board of directors to indemnify any person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him or her in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of his or her being or having been a director, officer, employee or agent of Zilog, in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Act"). The statute provides that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise.

Article IX of Zilog's Certificate of Incorporation provides for indemnification of its directors, officers, employees and other agents to the fullest extent permitted by law.

As permitted by sections 102 and 145 of the DGCL, Zilog's
Certificate of Incorporation eliminates a director's personal liability for monetary damages to Zilog and its stockholders arising from a breach or alleged breach of a director's fiduciary duty except for liability under section 174 of the DGCL or liability for any breach of the director's duty of loyalty to Zilog or its stockholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law or for any transaction from which the director derived an improper personal benefit.

In addition, Zilog maintains officers' and directors' insurance covering certain liabilities that may be incurred by officers and directors in the performance of their duties.

Item 7.  Exemption from Registration Claimed.

        Not applicable.

Item 8.  Exhibits.

        4.01 Registrant's Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-4 declared effective by the Commission on July 9, 1998 (the "Form S-4")).

        4.02 Registrant's Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.5 of the Registrant's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998 (the "September 1998 Form 10-Q")).

        4.03 Registrant's Bylaws (incorporated herein by reference to Exhibit 3.3 of the Form S-4).

        4.04    Registrant's 1998 Long Term Stock Incentive Plan
                (incorporated herein by reference to Exhibit 10.17 of the September 1998 Form 10-Q).

        4.05 Registrant's 1998 Executive Officer Incentive Plan (incorporated herein by reference to Exhibit 10.18 of the September 1998 Form 10-Q).

        4.06 Employment Agreement, dated as of March 1, 1998, by and between Curtis Crawford and TPG Partners II, L.P.
                (incorporated herein by reference to Exhibit 10.15 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

        5.01    Opinion of Fenwick & West LLP.

        23.01   Consent of Fenwick & West LLP (included in Exhibit
                5.01).

        23.02   Consent of Ernst & Young LLP, independent auditors.

        24.01   Power of Attorney (see page 5).

Item 9.  Undertakings.

        The undersigned Registrant hereby undertakes:

        (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

     (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

     (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

     (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement.

                Provided, however, that paragraphs (1)(i) and (1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

        (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange
Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions discussed in Item 6 hereof, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereby, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                     SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Campbell, State of California, on this 28th day of June, 1999.

                                  ZILOG, INC.

                                  By:  /s/ JAMES M. THORBURN
                                    -------------------------------------
                                    James M. Thorburn
                                    Senior Vice President and Chief
                                    Financial Officer

                                 POWER OF ATTORNEY

     KNOW ALL PERSONS BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints Curtis J. Crawford and Richard R. Pickard, and each of them, his true and lawful attorneys-in-fact and agents with full power of substitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8, and to file the same with all exhibits thereto and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or his, her or their substitute or substitutes, may lawfully do or cause to be done or by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

           Name                            Title                     Date
---------------------------  ---------------------------------  ---------------
Principal Executive Officer:

/s/ CURTIS J. CRAWFORD       President, Chief Executive Officer June 25, 1999
---------------------------  and Director
Curtis J. Crawford


Principal Financial Officer and
Principal Accounting Officer:

/s/ JAMES M. THORBURN        Senior Vice President and          June 25, 1999
---------------------------  Chief Financial Officer
James M. Thorburn


Additional Directors:
/s/ RICHARD S. FRIEDLAND     Director                           June 25, 1999
---------------------------
Richard S. Friedland


                             Director                           June   , 1999
---------------------------
Murray A. Goldman


                             Director                           June   , 1999
---------------------------
William S. Price


/s/ DAVID M. STANTON         Director                           June 25, 1999
---------------------------
David M. Stanton

                                  Exhibit Index


Exhibit No.     Description

4.01 Registrant's Restated Certificate of Incorporation (incorporated herein by reference to Exhibit 3.1 of the Registrant's Registration Statement on Form S-4 declared effective by the Commission on July 9, 1998 (the "Form S-4")).

4.02 Registrant's Certificate of Amendment to Certificate of Incorporation (incorporated herein by reference to Exhibit 3.5 of the Registrant's Quarterly Report on Form 10-Q for the Quarter ended September 30, 1998 (the "September 1998 Form 10-Q")).

4.03 Registrant's Bylaws (incorporated herein by reference to Exhibit 3.3 of the Form S-4).

4.04            Registrant's 1998 Long Term Stock Incentive Plan
                (incorporated herein by reference to Exhibit 10.17 of the September 1998 Form 10-Q).

4.05 Registrant's 1998 Executive Officer Incentive Plan (incorporated herein by reference to Exhibit 10.18 of the September 1998 Form 10-Q).

4.06 Employment Agreement, dated as of March 1, 1998, by and between Curtis Crawford and TPG Partners II, L.P.
                (incorporated herein by reference to Exhibit 10.15 of the Registrant's Annual Report on Form 10-K for the year ended December 31, 1998).

5.01            Opinion of Fenwick & West LLP.

23.01           Consent of Fenwick & West LLP (included in Exhibit 5.01)

23.02           Consent of Ernst & Young LLP, independent auditors.

24.01           Power of Attorney (see page 5).